Exhibit 99.1

On November 9, 2005, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

CORPORATE PARTICIPANTS

Philippe Krakowsky

Interpublic Group – Senior Vice President, Director of Corporate Communications

Michael Roth

Interpublic Group – Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Interpublic Group – Executive Vice President and Chief Financial Officer

PRESENTATION

Philippe Krakowsky:

Thanks for joining us today. We've posted our earnings release and company slide presentation, both of which will be referenced on this call, on our website at www.interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks from management, to be followed by a question and answer session. We plan to complete the call by market open at 9:30 a.m. eastern time. During this call we will refer to forward-looking statements about the company which are subject to uncertainties referenced in the cautionary statement included in our earnings release and slide presentation and further detailed in our 10-Q and other filings with the SEC. At this point, I would like to turn the call over to Michael Roth.

Michael Roth:

Thank you, Philippe, and thank all of you for joining us this morning as we review our third quarter and year-to-date results. Before Frank takes us through the results in detail, there are a number of highlight items that I would like to mention. Revenue for the first nine months was flat on an organic basis compared to last year, while the third quarter was down. We anticipate that the full year organic 2005 revenue will be down modestly. We can and must do better than this. We have taken steps to improve our growth prospects by making management changes and upgrades at a number of our key operating units. We continue to experience a good deal of success in attracting top talent to our companies, outstanding people who are excited about being part of the changes taking place here at Interpublic. Another major item that's evident in our results has to do with the cost side of our business. We continue to invest in solutions to Interpublic's previously disclosed financial control issues. The restatement we announced a month or so back was vitally important in reconciling the company's past accounting practices with the requirements faced today by a major U.S. multinational such as ourselves. To build on the progress we made during the review process, we will continue to put quality financial management into place within our companies at the local and regional levels. We will also move to implement our major shared services initiatives which should allow us to take our costs and streamline financial reporting. In addition, we are reviewing all initiatives throughout our company to improve overall margins. These steps are absolutely necessary, not only so that we can get this company where it needs to be in terms of the systems and controls required by Sarbanes-Oxley, but also to provide us with better tools for effectively managing a global enterprise such as ours and bring our margins into a more competitive set. In announcing the restatement we further indicated that the level of scrutiny we are applying to our business was part of a commitment to the highest levels of transparency and disclosure. This has been a welcome development among many of our constituencies. Constructive and positive discussions with clients regarding our new accounting policies on vendor credits are ongoing. This is a complex issue in that we are moving to enforce a global standard in an area of the business that has traditionally been run according to local practices. These practices are widely accepted and legal but vary from market to market and are not always fully transparent. Accounting for media credits in a way that is clear and consistent across the board is the right decision for us and our clients. Another development that underscores our commitment to greater transparency will take place next week at our annual shareholders’ meeting. Back in 2002, Interpublic moved toward a board made up primarily of outside directors. In keeping with best practices in corporate governance, we are now moving to a board comprised solely of independent directors other than myself as Chief Executive Officer. Early indications are that this development is being well-received by the various governance experts. The last item I would like to call to your attention concerns our balance sheet. In our conversations with our investors we have stressed that we remain committed to a conservative approach to financial management. This is appropriate given the early stage in which we find ourselves as we move to right Interpublic's course. Combined with an extended debt maturity schedule, strong liquidity provides us with the financial flexibility to succeed in our turnaround efforts. That is why we went to the capital markets last month and sold $525 million of convertible preferred stock. These are the major recent developments that I wanted to bring to your attention. They should provide the context in which Frank -- and as he takes us through our results. Frank?

Frank Mergenthaler:

As Michael mentioned, this was a challenging quarter for Interpublic due to the revenue pressure from recent client losses and the incremental costs associated with remedying a deficient legacy financial infrastructure. Turning to slide two in the deck, you will see our full P&L for the third quarter. Net loss was 24 cents per share compared to a loss of $1.21 per share in the same period last year, which included significant impairment and other non-recurring charges. The primary drivers of performance were decline in revenue of $77 million and costs that continue to be high as we add staff and pay professional fees in our efforts to keep improving our financial controls. Higher severance was also a key component of our costs in the quarter. On the next slide you will see a P&L for the year-to-date. I will be covering the pertinent details shortly. On slide four we provide some additional information regarding the change in revenue for the third quarter. The benefit from the foreign exchange was 0.9%. Net divestitures accounted for 3.3% of our revenue decline and was primarily attributable to motorsports and, to a much lesser extent, the sale of Transworld, a retail and instore marketing agency. The resulting organic revenue decline was 2.6% in the quarter. Within the segments CMG was up marginally, as reported, and approximately 1% organically. The integrated agency networks were down 3.3% on both reported and organic basis. The change in IAN was primarily driven by short falls at McCann and Deutsch, partially offset by an increase at Draft. At McCann, the organic decrease in revenue was a result of both client losses and the timing of revenue recognition deferred out of the quarter due to our new policy governing accounting and for contracts. On slide five you will see the same revenue breakdowns for the year-to-date. The total revenue decline of 0.7%, while organic change is flat. As Michael mentioned, we continue to feel the effects of client losses that have taken place over the past 12 months. While we are confident that our organic revenue change for the full year 2005 will be down only modestly, the pressure will still be on us for the first half of 2006. Slide six provides a geographic snapshot of the revenue change in the quarter and year-to-date. For the quarter poor performance in the U.S. is largely attributable to McCann and Deutsch. The UK numbers are quite positive reflecting our exit from motorsports as well as improved performance at CMG and Draft. Our challenge in Europe is principally result of poor performance in France and Germany. Results in Asia reflect strong performance primarily in India and moderate growth in China, offset by client losses and lower spending in Japan. Moving on to expenses on slide seven, you see that salary and related rose 4.2% for the third quarter and 6.7% for the nine months. This is largely due to our investment in upgrading our global finance team and shared services. Where necessary some units have also added headcount for new client business. I'll reiterate what Michael said earlier, upgrading financial talent is vital in order to get the organization where it needs to be in terms of financial controls

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and competency. Excluding the effect of currency and net dispositions, the change in office and general in the third quarter was 10% and 4% year-to-date. The increase is due in large part to significant professional fees connected to the restatement, improved financial controls and Sarbanes-Oxley compliance. In addition we continue to invest heavily behind our shared service initiative. Professional fees continue to run at approximately 5% of revenue for the full year 2005. As we have indicated previously, we expect these rates to begin to step down substantially in 2006 as the restatement costs subside and again in 2007 after we achieve Sarbanes–Oxley compliance. We've had some early success in bringing down real estate occupancy per employee and reducing our cost for telecom, travel and office supplies. I see a real opportunity in the shared service and global information system initiatives. Articulating the potential savings in these areas will factor into the strategic plan we share with you in the first quarter next year. On slide eight we review selected balance sheet items. Cash, cash equivalents and marketable securities at September 30th were 1.35 billion, down from the seasonal peak of 1.97 billion at year-end 2004. Total debt at the end of the third quarter was 2.25 billion, which is essentially unchanged compared to year-end 2004. Including the proceeds of the convertible preferred issued in October, pro forma cash, cash equivalents and marketable securities totaled 1.85 billion and debt to total capital falls from 60% to 53%. This further underscores a point Michael and I have both made on the September 30th call and subsequent discussions with investors, the Interpublic turnaround is a work in progress. It is this management team’s responsibility to ensure that we have financial resources to see this effort through to successful conclusion. The next slide depicts our maturity schedule. We have no maturities due until 2008 and the majority of our debt is not due until after 2010. This extended debt profile provides financial flexibility which is also required to support the turnaround. Slide ten consists of a credit and debt update. I've already mentioned the October capital markets transaction. In addition, we recently expanded our three-year revolving credit facility from 450 million to 500 million, welcoming the support of a new major financial institution to our bank group. We've also amended financial covenants of the credit facility. We are taking the necessary steps to address the company's major issues. This means investing in people and solutions to build a first rate finance organization. We need to better reporting processes and we need to better and have more rapid access to actionable business information. We also need to stay focused on what will be required to both reduce costs within our units and better leverage our size and infrastructure across the group. That is what we will be working toward between now and when we speak to you again. With that said, I would like to turn it back to Michael.

Michael Roth:

Thank you, Frank. It's apparent that there's additional work to be done. Since the beginning of this year we've been clear that our top priority was to aggressively address material weaknesses in the company's internal financial controls and shortcomings in our financial system. Our comprehensive review process, led by the audit committee of the Board of Directors, was a very positive step in the right direction, as of course was our hiring of a new strong Chief Financial Officer in Frank. We also indicated that attracting talented new management within Lowe, at our media companies and FCB was also a top priority. We've made good progress on these pledges as well and we will continue to pursue top talent across the marketing disciplines and around the world. Results year-to-date are not where we would like them to be, but we have made significant progress during 2005 in putting major overhang issues behind us. We've succeeded in putting new leadership in place at key agencies. They are engaged and excited, as are their people. We are all focused on improving organic revenue performance and margins. You should know that all of these will be our top priorities as we head into the new year and that we believe we will begin to see traction against these priorities during 2006. I continue to believe that there is no reason to believe that we cannot bring our organic growth and margins in line with our competitive set. At this point I would like to turn the call over to you for your questions.

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QUESTION AND ANSWER

Question:

Could you give us some idea of how significant the revenues that have been shifted into Q3 into Q4 -- from Q3 to Q4 are? And then on that same vein if you could talk a bit more about McCann. You mentioned that McCann was one of the contributors to the decline in organic growth. If you were to isolate this change in revenue recognition and account losses, could you give us some idea of how your existing clients at McCann, how their spending is trending?

Frank Mergenthaler:

With respect to the deferral component, approximately 30 million going in from Q3 to Q4.

Michael Roth:

Clearly, a number of the accounting recognition issues fall within McCann and certainly a good part of the $30 million is as a result of its impact on McCann. McCann continues to work well with their existing client base and we anticipate some success in increasing revenue from existing clients, not just from new clients. And obviously, I know John and Eric just came back from a worldwide tour of the budget process and emphasis on revenue growth and margin improvement was a critical part of that exercise. So we are feeling that as we go into 2006 we will have everything in place to achieve the goals that we are setting out.

Question:

Would it be fair to assume that since you've sort of isolated McCann and Deutsch as being the contributors to organic revenue decline, would it be fair to assume that your other major agencies, such as FCB, have either flat or positive revenue growth in the quarter?

Michael Roth:

I would look at it this way, all our units are basically flat to slightly down. Some are a little bit up. Obviously Draft had a good year and we are excited about that. But we are still in a turnaround phase and 2005, I think, reflects the fact that we are still going through this accounting recognition issue as well as an impact in the marketplace on some of the negative press that we've received.

Question:

If you could comment maybe on the new business environment. Are there any major top ten clients of yours that are currently in review? And then on the flip side of that, are you anticipating any hopeful wins or any sizeable wins?

Michael Roth:

Well, as far as the top ten in review I don't know of any particular big clients that are in review. That's good news for us. In terms of what we are competing for, obviously the big one out there is the Army and McCann is very focused on the pitch with respect to the Army. We have the Goodyear. We have Bacardi. We have Cadbury's. So we have a number of new pitches out there that we are hopefully going to prevail on and we are taking very seriously. And the good news, though, is I don't see a major lining up, if will you, on our existing clients.

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Question:

Mike, I was wondering if you could share with us your current point of view on potential realignment initiatives? And also have you done anything to really reach out to talent to try to stem defection?

Michael Roth:

One of the things we said on our last call, and we are continuing to do as we go through our budget process for 2006, we are looking very carefully at structural and realignment issues to be more efficient. And one of the things we expect to put forth at the investor conference in the first quarter is any potential realignment issues that we may have. I think it's clear that there are opportunities for us out there to be more efficient in how we compete on a global basis and that's where we are spending a lot of our time. As far as defections, I still don't see any significant defections. As is true in our industry, every once in a while there is some individuals that are attracted to some of our competitors or, in fact, clients. We've been as successful in recruiting new people and I'm very pleased with the way those discussions have been going. And I believe that we've been fortunate in the fact that we haven't had a significant talent drain that some people seem to think we have. In fact it's the exact opposite. I think we've been adding very high quality people. McCann recently with Brett Gosper joining us, Nick Brien on the media side. These are real topnotch people who we were very fortunate to recruit to Interpublic.

Question:

Thanks, two questions. First is along the same lines of the organic revenue shift. I was wondering with the shift from commissions to fees, I'm wondering why you are not seeing a shift into Q3 but rather out of Q3.

Frank Mergenthaler:

The shift that we are seeing is out of Q3 into Q4.

Michael Roth:

This has more to do with a contract issue in terms of signing of contracts than anything else. So some of it is just that the contracts were not completed in the way they should be. So that's why it's just a pure timing issue.

Question:

Then also can you just give us an update on Lowe and what the strategy for Lowe is going forward? Are you reducing headcount at all there and does that purely reflect account losses or is it more of a change in strategy?

Michael Roth:

Actually I was out at Lowe two weeks ago and, in fact, we attended one of our clients’ major award ceremonies and I'm pleased to report that Lowe received three out of the five creative awards at that banquet, if you will. I think Lowe is alive and well and the strategy on Lowe is very clear, it has a tremendous reputation and ability to deliver very competitive and highly executable creative work. And what we have to do is, in fact, reposition and continue to position Lowe in a way that emphasizes its strength and that is its creative work. We added some significant talent to New York to enhance the New York operations and we are very pleased that -- those individuals are the ones that we are very pleased to

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add in terms of our talent pool. And as far as reductions go, yes, there's no question that Lowe is a work in progress. They've taken some actions to reduce headcount and, frankly, you'll see that in the results of our operations. We have some severance costs that are reflected in there. And I think as I said on the last call, Lowe is a work in progress. But I was very encouraged to meet with the people that I met with two weeks ago and the response our clients are having with respect to their creative work.

Question:

A month ago on the call you indicated that '05 organic revenue would be flat to up slightly for the year and now it looks like you are looking for a modest decline. Can you tell us a little bit about what's changed your view in the last month?

Michael Roth:

One of the reasons that that change had to do with the runoff for the Bank of America. We thought that the revenue impact of Bank of America would, frankly, first hit us more in 2006 and instead it's hitting us in 2005. That's one of the principal reasons.

Question:

Is there any remaining work that you are doing for Bank of America right now or did you transition all that?

Michael Roth:

We are certainly in the midst of a heavy transition. We are doing some remaining work. There are some open items but the bulk of it is transitioning by year-end.

Question:

The second and final question that I have relates to working capital. In last year's fourth quarter you had a substantial working capital inflow, seasonally in that quarter, of over 400 million. Is there any reason to expect that in this year's fourth quarter that it would be materially less than that or can you explain the impact that the account activity over the last year would have on the working capital?

Frank Mergenthaler:

I think what you will see, is normally we have a cash build in Q4 and this year because of some of the items related to our restatement and things like professional service fees and incremental severance, we don't expect to see the traditional cash build that you normally see in Q4, which is one of the primary reasons we went to the capital markets last month.

Question:

But you expect it to be an outflow?

Frank Mergenthaler:

In Q4 we think it will be flat to slightly an outflow.

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Michael Roth:

Incidentally, one of the questions that we related to before in terms of any major accounts that were under review, certainly we were pleased with the results of the Navy, which was a major account that was under review, and Campbell-Ewald successfully retained that business. So we were quite excited about that as well.

Question:

Frank, can you discuss the changes in the bank covenants, particularly on EBITDA it looked like those have been relaxed a little bit. Can you go through what the changes are there? And then on a sort of a related area, taxes are obviously up and down, hard to forecast. Any idea of when you are able to take advantage of the NOLs, what year that might be?

Frank Mergenthaler:

On EBITDA when we did set the covenants it was prior to completing our restatement. So the banks, when we started to do the close for Q3 and the trailing 12 months, we thought we would be tight. So just to make sure we didn't have a crunch at the end that could have any impact on our filing, we talked to our banks and got those covenants relaxed. I think the initial covenant was trailing 12 months at 435, we dropped it to 400. And I think our trailing 12 months is roughly 425. That was more just as we were making sure we had no issues with respect to this filing, initiating conversations earlier. And the banks were fine in those discussions, were well aware when we set those targets that the restatement wasn't completed yet and because of that there was some flexibility. On the tax side, as you're aware, the biggest issue that impacts our effective rate is our inability to utilize NOLs and evaluation reserves we establish overseas, there's $300 to $400 million there that have been provided for in valuation reserves for NOL carryforwards. We will start to monetize them as soon as we start turning profitable in some of those foreign jurisdictions. And as to when that will happen, I'm not sure yet. But needless to say, that is an asset, quite frankly, that we believe we want to get out as quickly as possible and we are doing what we can to try and make sure those jurisdictions become profitable as quickly as possible.

Michael Roth:

Actually I think this quarter we had a slight benefit as a result of some of those NOL carryforwards. So I think there is that opportunity and it certainly is one that we have to focus on in terms of planning as well.

Question:

And Frank, any other changes on the EBITDA covenants for the fourth quarter and next year as you had previously outlined?

Frank Mergenthaler:

We haven't made any determination on that yet. We keep in constant dialogue with the banks. One thing I would just say, with the restatement now behind us, and so much of our time was looking backwards, we are now getting a better visibility going forward. And as we get data that causes us to believe there's any potential there, we will have those conversations with the banks.

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Michael Roth:

And the banks have been quite receptive and understanding in terms of the issues. As long as the transparency continues, we are very pleased, actually, with the relationship with our banks and their understanding of the issues that we are going through.

Question:

I wonder if you can talk a little bit about the amount of severance in the quarter. You mentioned that it was up. How much was it up or the total amount? And second, some of the new hires that you have made in the last few months, are you seeing any impact of having any positive benefit on the revenues going forward? And third, I think you mentioned before that cost will be a little bit more front-end loaded this year because of how you recognize cost. I just wonder if there will be an impact in the fourth quarter as well.

Frank Mergenthaler:

I will take the first and the third. On the severance, we were at roughly $29 million for the quarter versus $13 million a year ago. On the nine months it's roughly $65 million for the nine months versus 38 million a year ago. And we anticipate that as we are now deep into '06 planning and getting behind some of our current initiatives that we expect our fourth quarter severance to be relatively high. On your back-end loaded cost question.

Question:

Front-end loaded, actually.

Frank Mergenthaler:

We recognize cost for the most part as incurred and so I don't see any major shift there. Where we have the shift is in the revenue recognition and the matching of the revenue to those costs. And that, to the point Michael made earlier, is primarily contractual driven. We had a good example in Q3 where we had just a contract signing that slipped from Q3 to Q4 and because of that, although a majority of the cash was in the door, we had to defer that revenue. Costs incurred against that work had already been incurred.

Michael Roth:

On the issue of new hires, clearly it's a little early to have a direct relationship between new hires and revenue. But I know, for example, Steve Blamer and his team at FCB are working very hard in terms of the go to market strategy of FCB. And that is certainly a key part of what we are going to be showing at our analyst session in the first quarter. In addition, Mark Rosenthal has been working very hard with his team on repositioning our media offering with Nick Brien being added to the fold and looking at additional talent throughout the media offering and shaping what that media offering should be in the future rather than just following, as I said this before, following what other media offerings are. Mark is spending a great deal of time with his people to focus on what is the media offering of the future and how we can put all our assets at IPG to work at that media offering. So those are the two key components of areas where our new hires are really going to be shaping the future offerings and more to come on that when we have our meeting.

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Question:

Do you have a headcount at the end of the quarter?

Michael Roth:

Yes, we do.

Frank Mergenthaler:

I do and I think it's down about a little less than 1,000 heads off of prior year, 44,000-ish.

Question:

In terms of the reported cash balance, can we get a little bit more transparency in terms of how should we interpret that number? Specifically, how much of that truly reflects corporate cash that is available to IPG and what portion of that would represent more client float outstanding or held by IPG at the end of the quarter?

Frank Mergenthaler:

The cash on our balance sheet at the end of the quarter is IPG cash. It's unrestricted. We don't breakout -- we don't isolate what is “client float”. The way I look at cash at 9/30/05, because there is seasonality in our business, our cash and securities was approximately 1.350 billion. A year ago at this time it was approximately 1.46 billion on flat revenues. So that's $110 million down year on year. When I look at kind of what key drivers are, although there's a lot of ins and outs, I've got between professional fees and severance is up roughly $100 million for that same period. So before, in conjunction with convertible markets transactions, we pointed to those items and the restatement related costs as the reasons to which we wanted to raise the capital. And when I look at my cash balance and what's going on in my business, it's consistent with our thesis to go to the markets.

Question:

I guess as a follow on then, realizing that the turnaround, as you indicated, is a work in progress, how do you envision pro forma for the financing you did after the close of the quarter, your cash balance evolving between now and let's say year-end '06? How much cash ultimately are you guys going to consume over the next five quarters?

Frank Mergenthaler:

Difficult to say, although the cash components of this turnaround we are aggressively pushing to get those behind us in '05. Because you see it in our severance numbers and we are trying to put ourselves in the position that we become cash flow generative at some point in '06. I would imagine that the majority of cash outs related to the turnaround are behind us in '05.

Michael Roth:

The principal items, of course, are the credit reimbursements as well as the additional professional fees. And we had outlined those before in our prior call. And those obviously were taken into consideration when we look at our cash flow numbers.

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Question:

I guess there was a question in terms of the working capital in the fourth quarter. How much cash do you think you will consume in the fourth quarter then to get a sense -- if you expect the transition to be generating cash in '06, how much do you think you actually get consumed in the fourth quarter?

Frank Mergenthaler:

I think our normal trend in Q4 we would expect to see a incremental run-up in cash of 200 to 300 million. We believe we've got these one time events that we've identified that will absorb that. So where we sit today, I would project that I'm going to be relatively flat by the end of the year in my cash balance. And when I look back a year ago, I was $300 million higher.

Question:

As you speak to some of your larger clients, what has been their reaction to some of the technological developments we are seeing or, I guess, the new distribution strategy being adopted by the networks, whether it's ABC using their alliance with Apple and what NBC and CBS are doing with DIRECTV and Comcast, what guidance are you guys giving to your clients and what are the questions they are asking in terms of the effectiveness of the broadcast model going forward?

Michael Roth:

I don't think there's any question that our clients are looking for multiple distribution channels that we have to be in a position to respond to. And we are spending a lot of time and effort in terms of how we access the various distribution channels. And there's no question that the future calls for all these different, whether it be the Internet and other channels, that are going to be necessary and we have to have expertise in those areas. And our existing units already have expertise. Certainly R/GA is best-in-class in terms of access to that environment. But all of our existing units have digital and Internet capability within them as well. One of the reasons we brought Mark Rosenthal to head up our media offering has to do with his experience in terms of these multiple channels and what he did in terms of building up MTV. And I think he brings a unique capability to our offerings to look at the various distribution channels and how you use them best to relate to the consumer. Clearly the issue here is how do we gain access to consumers and our clients are looking to see all the different ways to access it and as well as to target those specific markets. And we are developing tools that will enable our clients to make that decision.

Question:

Could you guys elaborate on any business you've seen out of your interactive agencies given the strength and spending in that category that we've seen recently?

Michael Roth:

I think if you look at R/GA and its growth, in fact, Frank and I were down at R/GA just last week and their growth has been enormous in terms of what they can bring to the table. And I know FCB in terms of FCBi, Pam Larrick joined FCB and right away out of the box we were successful in picking up some additional work from Motorola in terms of the access to that marketplace. So there's no question that that is a growth area. Draft has expertise in that area as well as all our independents, whether is be Campbell-Ewald, Deutsch, Hill Holliday. That's a focus area and what we are trying to do is bring all our resources together so that our clients will be able to receive best-in-class. Obviously McCann, in terms of MRM and Momentum, have had significant expertise in that area as well.

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Question:

Do you still see professional fees peaking in fourth quarter and did your provision for incentive comp increase or decrease in the quarter?

Frank Mergenthaler:

We will continue to see the professional fees maintain the level of spend we've had throughout the year at a little bit north of 5% of revenue as we shift from a restatement focus to now it's all hands on deck to get Sarbanes-Oxley moving again. So that's kind of -- on incentive comp, we've pulled our incentive compensation accrual back down in line with overall performance.

Question:

And could you help reconcile that you said total company professional fees were 92.5 million in the quarter and on slide 16 it's at 60.3. Could you help me reconcile those figures?

Frank Mergenthaler:

I'm sorry, what figures are we reconciling?

Question:

On slide 16 -- .

Frank Mergenthaler:

No, because on slide 16 you have corporate costs.

Question:

It said total company professional fees were 92.5 million and the star. But if you look on the second line it says professional fees --

Frank Mergenthaler:

Because that page is a summary of what professional fees are maintained at the IPG level. The delta is professional fees that reside at the individual operating companies. So when I look at the external fees to help me in my statement, a good chunk of those reside at the corporate level but there's also a fair amount of work being done at the individual operating level and those operating companies bear those fees.

Question:

When you say that revenue pressure in the first half will continue, could you give me a sense of what does that mean? Are you expecting down revenues, low single-digit revenues in the first half of 2006?

Michael Roth:

I think what we mean there is that as the client losses take effect on a comparable basis we have to make up the loss of that revenue in the first half. So that's what we are looking at in terms of our forecast for 2006. So we are starting out with some negative impact as a result of client losses. And, of course, what

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we have to do is factor in new client wins and additional revenue from existing clients. That's all part of the process that we are working on right now.

Question:

So would you expect the '05 trend we will see through the fourth quarter to be continued in the first half of '06?

Michael Roth:

I think what we are saying is that we know that there will be an impact through the first six months of the client losses. How much of that will be made up in terms of new client fees and revenue is what we are looking at.

Question:

You've mentioned 65 million severance in the first nine months and the fourth quarter will be high as well for severance. Can you give us a sense of how big fourth quarter could be in severance charges? And then when you look at the cost savings from all these moves, what is the potential cost savings from taking out as many employees as you've taken out in '05?

Frank Mergenthaler:

I think we will see severance in the aggregate north of 2% of revenues for the year. And with respect to the cost savings associated with the severance, we are evaluating that now. Keep in mind some of this severance relates to actually cost reductions. Some of this severance relates to upgrading of global talent. Because at the end of the day, while we are aggressively going after cost, the key thing for us is start generating revenue growth again. So there's a fair amount of upgrading of talent throughout all of our networks. So that's driving a good chunk of this.

Michael Roth:

I think the key point there is that obviously we are focusing on improving margins and we intend to go after margin improvement both on the growth side as well as the cost side. So what you will see here is as we upgrade our talent we would expect, as the prior question had, we should have an impact on potential growth but as well as taking headcount out to improve our overall cost profile. So, what we are doing here is making sure that we are addressing both pieces of that. And clearly the critical part of this is going to be organic growth. You can't just take cost out of our business ad infinitum and expect to be competitive in the marketplace. So we really have a strong emphasis on revenue growth as well.

Question:

In the first quarter will you give us more detail as to what was severance that was actually lost employees who are not coming back versus upgrades?

Michael Roth:

What we intend to do is give you more transparency in terms of the repositioning of our people as well as our goals for purposes of margin and growth on the turnaround.

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Question:

Can I ask last one, which is on CMG domestically. It looks like it was down in the quarter. I wonder is any of that related to Olympics last year? Is that part of what's happened at CMG?

Michael Roth:

Part of it was we did have to replace some of the Olympics business. And actually Morton, for example, did a good job in replacing it. But, in addition, at FutureBrand we had some pressure. As you know, we were repositioning FutureBrand, which is starting to take hold, but I think you'll see some reduction as a result of that. Our PR business is doing very well, which is a strong component of CMG. On the PR side both Weber Shandwick, who continues to win a lot of awards in terms of globally, we are very pleased with, as well as GolinHarris being positioned as a key player in the PR environment. So we are very pleased with those performances.

Question:

Clearly it's very difficult to figure out sort of the actual impact with respect to, obviously, the larger clients that you've lost over the last year or so. But can you give us a sense, for instance, let's take B of A, when sort of the bulk of -- how do I categorize this, but what quarter does the largest impact have, for instance, from GM, Bank of America, some of your Nestle business, Mitsubishi, when did that impact, such that we can get a little bit better understanding of thinking about organic impact on a quarterly basis? Is there any way you can give us a little bit better idea of those particular accounts?

Michael Roth:

Well, as I already indicated, as far as the Bank of America revenue impact, I think we are seeing more of it in 2005 than 2006 than we originally expected. That was one of the explanations we gave you as to why we expect to be modestly down on organic for 2005. As far as the rest of the impact for 2006, I would say it's all over the lot, if you would, and certainly there is an impact in 2006 on some of the bigger ones. It even continues to be Bank of America a bit in 2006 as well. But what we will try to do for you at the meeting is give you an idea of the timing of some of the metrics that we are talking about and those will have built into it the revenue losses that we are talking about.

Question:

Just to follow-up, on the GM account you indicated on the last call that I think you expected to start net/net losing revenue from that in October. Is that still the case, that that's the point at which you stop sort of or started realizing some of the losses as it relates to lost revenue?

Michael Roth:

We still anticipate some lost revenue on GM media in 2006, but certainly a good piece of it is in 2005.

Question:

In the fourth quarter?

Michael Roth:

Yes.

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Question:

Is there any sense that you can give us with respect to where your shared services implementation is? Clearly it took a back seat given the fact that you had to get financials out the door. But clearly you had previously expected the U.S. shared services to be online, I guess this past summer. Is there a sense now that it's going to be sort of 100% online more in 2006? And previously you had talked about your U.K. shared services facilities. When should we expect that to -- those shared services facilities to be online such that we can possibly project some level of cost savings?

Frank Mergenthaler:

From the U.S. perspective the shared service centers are online and there is still more processes from our U.S. businesses to push through them. This year we were going very aggressively to migrating processes into those centers and because of the restatement process those migrations were slowed down. We are now back with a new dedicated team to try and reengage those initiatives. So from a U.S. perspective the centers are there. We need to pull more processes out and we will do that coincident as we roll-out our SAP platform. The U.K. same thing. We have a UK shared service center, it's handling a majority of the common processes in the U.K. Where we think we have greater opportunity is throughout the rest of Continental Europe in looking at shared service hubs in specific markets. So we've got again, in fact I got a shared service strategy meeting right after this discussion to go through what our renewed roll-out plan is as we go into '06. When we meet with you folks in Q1 we will give you some indication as to where we think those roll-out strategies will start yielding financial benefit.

Question:

As it relates to the previous, I think, comments that you had with respect to professional fees in that professional fees most likely will occur at a similar rate, at least over the next couple of quarters. Is it fair to say that you won't necessarily be paying auditing expenses with respect to professional fees but that you would be paying more consulting expenses as a result of your shared services efforts? Is that true?

Frank Mergenthaler:

We paid a fair amount of consulting fees this year as it relates to our SAP roll-out. My view is we are building up our in-house talent, both in the financial side and the IT side, so we can push forward with these initiatives. And while we will need outside help, I would like more of the roll-out and implementation to be with Interpublic staff.

Question:

So it's more across the board instead of specifically hiring outsiders?

Frank Mergenthaler:

Correct.

Question:

The change in the SEC investigation to add your restatements, what's the reason there?

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Michael Roth:

First of all that's a misstatement. There was no change. Whoever -- I guess that crossed the wire this morning and we've already called them and told them that's an error. There was no change in the SEC investigation. What we said in the last call is that we continue to have dialogue with the SEC and obviously, as a result of the restatement, we wanted to bring the SEC up to speed in terms of what occurred as far as the restatement goes. But that headline was an error.

Question:

On the professional fees what would you consider a normal percentage once you are Sarbanes-Oxley compliant, et cetera?

Frank Mergenthaler:

I wish I could give that you answer. I think it will be substantially less than the 5% plus of revenue it's currently tracking at. Keep in mind, we still have material control issues and until those control issues are behind us, it's difficult to get visibility into when we can migrate the professional service fees out. What we have done is looked at the buckets to which those fees have been deployed against and certain of those buckets we know we can take more ownership to it. But as it relates to control Sarbanes-Oxley, there is still going to be a fair amount of investment in '06 and I think '07 you will see a normal run rate and it's just premature for me to give you visibility to what that number is.

Question:

On the cash flow for the fourth quarter, back to that, it looked like you are, between severance and the professional fees, that might be about $150 million. You were saying normally 200 to 300 million of cash inflow, although last year fourth quarter was substantially higher than that. What would be the balance, just lower operating results?

Frank Mergenthaler:

The other restatement issues that we mentioned in the last call. We've got a number of items we are going back to clients and talking to them about and we estimated a range in the $250 million range. It's uncertain to us as the timeline to which those proceeds will go out, but we are anticipating as we have dialogues with clients and some of the other cash-related issues that that monies will go out related to those items.

Question:

You are trying to push that to fourth quarter?

Frank Mergenthaler:

We are in dialogue with our clients. Michael and I and other executives in IPG are meeting with them regularly and we are trying to get to a settlement and get this stuff behind us. As soon as we can get those issues resolved we will.

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Michael Roth:

Well, certainly they were all great questions. We appreciate it. We certainly appreciate your patience with us. One of the questions that wasn't asked, and I think probably is all on your mind, has to do with what is the morale at IPG and what's the tone of our people as a result of all these things going on. And I have to tell you both Frank and I have been meeting with our various business units and attending various sessions, as well as client sessions, and the tone is very simple. We are glad we finally got these financial issues in hand and, although we have more work on the control side, I'm pleased to have a normal earnings release call with all of you and we certainly expected that to continue. And that everyone is saying, all right, with that behind us, now it's back in our court to show what we can do in terms of our own expertise, our own asset base and our client base. And I continue to be excited about our people and how focused they are on doing what's necessary to meet the needs of our clients. I think that's the real test and you should be looking at us as we go forward because our people are engaged. They know what they have to do. We have the resources to do it. We have the financial flexibility to make sure that we have all the resources that they need. And that's what we are going to be doing. I appreciate your questions and your support and I look forward to continuing dialogue. Thank you very much.

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